Exhibit 10.40

SOGOU INC.

SERIES A PREFERRED

INVESTORS’ RIGHTS AGREEMENT

OCTOBER 22, 2010

TABLE OF CONTENTS

1.	Definitions		1

2.	Registration Rights		5

	2.1	Demand for Registration	5
	2.2	Company Registration	7
	2.3	Registration on Form F-3	8
	2.4	Expenses of Registration	9
	2.5	Registration Procedures	9
	2.6	Indemnification	11
	2.7	Information by Holder	13
	2.8	Rule 144 Reporting	13
	2.9	Assignment of Registration Rights	14
	2.10	Limitations on Subsequent Registration Rights	14
	2.11	“Market Stand off” Agreement	14
	2.12	Termination of Registration Rights	15

3.	Covenants of the Company and Certain Shareholders		15

	3.1	Delivery of Financial Statements and Other Information	15
	3.2	Preemptive Rights	16
	3.3	Board Composition	17
	3.4	Board Observer	18
	3.5	Board Matters	18
	3.6	Approval by the Board of Directors	18
	3.7	Series A Preferred Protective Provisions	19
	3.8	Public Offering	21
	3.9	United States Tax Matters	21
	3.10	Compliance with Memorandum and Articles	22
	3.11	D&O Insurance	22
	3.12	Confidentiality	22
	3.13	Termination of Certain Covenants	23

4.	Drag-Along Right		23

	4.1	Drag-Along Right	23

5.	Miscellaneous		24

	5.1	Jurisdiction	24
	5.2	Successors and Assigns	25
	5.3	Additional Ordinary Holders	25
	5.4	Governing Law and Dispute Resolution	25
	5.5	Counterparts	26
	5.6	Titles and Subtitles	26
	5.7	Notices	26

5.8	Entire Agreement; Amendments and Waivers	26
5.9	Severability	26
5.10	Specific Performance	26
5.11	No Waiver	27
5.12	Further Assurances	27
5.13	Attorney’s Fees	27

EXHIBITS

EXHIBIT A	Schedule of Ordinary Holders
EXHIBIT B	Schedule of Investors
EXHIBIT C	PFIC Annual Information Statement

3

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is entered into as of OCTOBER 22, 2010 by and among Sogou Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), the holders of Ordinary Shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”) listed on the Schedule of Ordinary Shareholders attached as Exhibit A hereto (the “Ordinary Holders”) and the investors listed on the Schedule of Investors attached as Exhibit B hereto, each of which is herein referred to as an “Investor” and, collectively, the “Investors”.

RECITALS

A. The Ordinary Holders are the owners of the number of shares of Ordinary Shares of the Company set forth opposite the Ordinary Holders’ names on Exhibit A attached hereto.

B. The Company and the Investors are parties to a Series A Preferred Share Purchase Agreement (the “Purchase Agreement”) dated as of October 1, 2010, by and among the Company, the Investors and the other parties thereto, whereby the Company will sell, and the Investors will purchase, Series A Preferred Shares, par value US$0.001 per share, of the Company (the “Series A Preferred”). Upon the completion of the transactions contemplated by the Purchase Agreement, each Investor will be the owner of the number of shares of Series A Preferred set forth opposite the Investor’s name on Exhibit B attached hereto.

C. The obligations of the Company and the Investors under the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the parties hereto.

D. The Company and the Ordinary Holders desire to induce the Investors to purchase shares of the Company’s Series A Preferred pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The term “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

(b) The term “Agreement” has the meaning set forth in the Preamble of this Agreement.

(c) The term “Alibaba” means Alibaba Investment Limited together with any of its affiliates holding Equity Securities of the Company.

(d) The term “Alibaba Director” has the meaning set forth in Section 3.3(a).

(e) The term “Amended Articles” has the meaning set forth in Section 3.10.

(f) The term “Amended Memorandum” has the meaning set forth in Section 3.2(d).

(g) The term “Arbitration Rules” has the meaning set forth in Section 5.4(b).

(h) The term “Business Day” means any weekday that the banks in the Cayman Islands, the Hong Kong Special Administrative Region, the People’s Republic of China, and the United States of America are generally open for business.

(i) The term “CFC” means “controlled foreign corporation” as defined in Section 957(a) of the Code.

(j) The term “China Web” has the meaning set forth in Section 3.4.

(k) The term “Code” means the Internal Revenue Code of 1986, as amended.

(l) The term “Confidential Information” has the meaning has set forth in Section 3.12(a) hereof.

(m) “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

(n) The term “Disclosing Party” has the meaning has set forth in Section 3.12(c) hereof.

(o) The term “Drag-along Holders” has the meaning set forth in Section 4.1(b)

(p) The term “Drag-along Ordinary Holders” has the meaning set forth in Section 4.1(b)

(q) The term “Drag-along Series A Preferred Holders” has the meaning set forth in Section 4.1(a).

(r) The term “Equity Securities” means any shares of, or securities convertible into or exchangeable or exercisable for any shares of, the Company’s capital securities.

(s) The term “Form F-3” means Form F-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(t) The term “Fully-Exercising Investor” has the meaning set forth in 3.2(b).

(u) The term “Group Company” means, collectively, the Company, Sogou (BVI) Limited, a company duly incorporated and existing under the laws of British Virgin Islands, Sogou Hong Kong Limited, a company duly incorporated and existing under the laws of the Hong Kong Special Administrative Region, Beijing Sogou Technology Development Co., Ltd. (北京搜狗科技发展有限公司), a limited liability company duly organized and existing under the laws of the People’s Republic of China, Sogou Information, together with each Subsidiary of the aforementioned entities, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power.

(v) The term “Holder” means any person owning or having a right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.9 hereof.

(w) The term “IAS” means international accounting standards.

(x) The term “Indemnified Party” has the meaning set forth in Section 2.6(c).

(y) The term “Indemnifying Party” has the meaning set forth in Section 2.6(c).

(z) The term “Initial Public Offering” means the closing of the sale of Ordinary Shares (including American Depositary Receipts representing such shares) in the first firm-commitment underwritten public offering in the United States pursuant to an effective registration statement under the Securities Act or in an equivalent offering on an internationally recognized stock exchange other than in the United States.

(aa) The term “Initiating Holders” means Holders who in the aggregate hold not less than twenty-five percent (25%) of the then outstanding Registrable Securities.

(bb) The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(cc) The term “Lockup Start Date” has the meaning set forth in Section 2.11(a).

(dd) The term “Market Standoff Period” has the meaning set forth in Section 2.11(a).

(ee) The term “Measuring Date” has the meaning set forth in Section 3.2(b).

(ff) The term “Notice” has the meaning set forth in Section 3.2(a).

(gg) The term “Oversubscription Period” has the meaning set forth in Section 3.2(b).

(hh) The term “Party” and “Parties” means the Company and the Shareholders.

(ii) The term “Person” has the meaning set forth in Section 4.1(d).

(jj) The term “PFIC” means a “passive foreign investment company” as defined in Section 1297 of the Code.

(kk) The term “Photon Director” has the meaning set forth in Section 3.3(b).

(ll) The term “Preferred Holder” means the Investors or Persons who have acquired shares of Series A Preferred from any of such Persons or their transferees or assignees.

(mm) The term “Principal Tribunal” has the meaning set forth in Section 5.4(c).

(nn) The term “Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

(oo) The term “Qualified IPO” shall mean the first firm commitment underwritten registered public offering by the Company of its Ordinary Shares for its own account that results in such securities being listed or registered on an internationally recognized stock exchange; provided that (i) such offering results in gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least US$100,000,000 and (ii) the market capitalization of the Company immediately prior to such public offering (determined based on the per share value equal to the minimum amount of the price range set forth in the preliminary prospectus with respect to such offering) is at least US$600,000,000.

(pp) The terms “register,” “registered,” and “registration” refer to a registration (including, but not limited to, a registration of American Depository Receipts) effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(qq) The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred, (ii) any Ordinary Shares owned or hereafter acquired by the Investors, and (iii) any other Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under Section 2 hereof are not assigned.

(rr) The term “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, but excluding the Selling Expenses. Registration Expenses shall also include the reasonable fees and disbursements for one special counsel to the Preferred Holders per registration.

(ss) The term “Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any successor or substitute rule, law or provision.

(tt) The term “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uu) The term “SEC” means the United States Securities and Exchange Commission.

(vv) The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.1, 2.2 and 2.3 hereof.

(ww) The term “Series A Directors” has the meaning set forth in Section 3.3(b).

(xx) The term “Series A Preferred” has the meaning set forth in the Recitals of this Agreement.

(yy) The term “Shareholders” shall mean, collectively, the Ordinary Holders and the Preferred Holders.

(zz) The term “Sogou Information” shall mean Beijing Sogou Information Service Co., Ltd. (北京搜狗科信息服务有限公司), a limited liability company duly organized and existing under the laws of the People’s Republic of China, or any successor to such company.

(aaa) The term “Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital. For the avoidance of the doubt, a “variable interest entity” controlled by another entity shall be deemed a Subsidiary of that other entity.

(bbb) The term “US GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States, as amended from time to time.

(ccc) The term “U.S. Person” means any person described in Section 7701(a)(30) of the Code.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand for Registration. If at any time after six (6) months following the effective date of the Company’s Initial Public Offering, the Company receives from the Initiating Holders a written request that the Company effect a registration pursuant to this Section 2.1 with respect to shares of Registrable Securities, the Company will:

(a) promptly give written notice of the proposed registration to all other Holders; and

(b) file a registration statement under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of this Section 2.1, within thirty (30) days of the mailing of such notice by the Company in accordance with Section 5.7 hereof and effect such registration statement as soon as practicable.

(c) Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 2.1:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) Following the filing of, and for one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

(iii) After the Company has effected two (2) such demand registrations pursuant to this Section 2.1; or

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.3 below.

(d) Underwriting. In the event that the Initiating Holders intend to distribute the Registrable Securities by means of an underwriting, the Company shall advise the Holders as part of the notice given pursuant to Section 2.1(a) hereof that the right of any Holder to registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 2.1, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested, shall be limited to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by such Holders. Notwithstanding any other provision of this Section 2.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s Initial Public Offering, to zero, and (ii) in the case of any other offering, to an amount no less than thirty percent (30%) of the Registrable Securities requested to be registered. The Registrable Securities held by the Company’s directors, officers, employees, consultants and Ordinary Holders shall be reduced completely before any reduction is made to the Registrable Securities held by the Preferred Holders. The Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that the managing underwriter determines may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement.

To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

2.2 Company Registration.

(a) Notice of Registration. If at any time, or from time to time, the Company determines to register any of its Registrable Securities, either for its own account or the account of a Holder, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only Registrable Securities being registered are Ordinary Shares issuable upon conversion of convertible debt securities which are also being registered, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after the date of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i) hereof. In such event, the right of any Holder to registration pursuant to Section 2.2 hereof shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s Initial Public Offering, to zero, and (ii) in the case of any other offering, to an amount no less than thirty percent (30%) of the Registrable Securities requested to be registered. The Registrable Securities held by the Company’s directors, officers, employees, consultants and Ordinary Holders shall be reduced completely before any reduction is made to the Registrable Securities held by the Preferred Holders. The Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that the managing underwriter determines may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement.

To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form F-3.

(a) Request for Registration. In case the Company receives from Holders a written request that the Company file a registration statement on Form F-3 (or any successor form to Form F-3) for a public offering of shares of the Registrable Securities, and the Company is a registrant entitled to use Form F-3 to register the Registrable Securities for such an offering, the Company shall:

(i) promptly give written notice to all other Holders of the proposed registration and offer them the opportunity to participate; and

(ii) use its reasonable best efforts to cause such Registrable Securities to be registered for the offering on such form as such Holder or Holders may reasonably request; in each case within thirty (30) days of the mailing of such notice by the Company in accordance with Section 5.7 hereof.

If such offer is to be an underwritten offer, the underwriters must be acceptable to both the Holders and the Company. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 2.1(d) hereof shall be applicable to each such registration initiated under this Section 2.3.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.3:

(i) Following the filing of, and for one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than (i) a registration of securities in a Rule 145 transaction, (ii) a registration with respect to an employee benefit plan, or (iii) a registration with respect to capital stock underlying the issuance of convertible debt), provided that (A) the Company is actively employing in good faith its reasonable best efforts to cause such registration statement to become effective, and (B) the Registrable Securities of Holders have not been excluded (with respect to all or any portion of the Registrable Securities the Holders requested to be included in such registration) pursuant to the provisions of Sections 2.1(d) or 2.2(b);

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(iii) If the Company, within ten (10) days of the receipt of the request of the Initiating Holders, pursuant to this Section 2.3, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within sixty (60) days of receipt of such request (other than with respect to a registration statement relating to (i) a Rule 145 transaction, (ii) for an employee benefit plan or (iii) an offering solely to employees or a registration with respect to capital stock underlying the issuance of convertible debt), provided, that the Company is actively employing in good faith its reasonable best efforts to cause that registration statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such registration.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with (i) two (2) registrations pursuant to Section 2.1 hereof, (ii) all registrations pursuant to Section 2.2 hereof, and (iii) all registrations pursuant to Section 2.3 hereof shall be borne by the Company. Notwithstanding the foregoing, in the event that Holders cause the Company to begin a registration pursuant to Sections 2.1 or 2.3 hereof, and the request for such registration is subsequently withdrawn by the Holders (unless the withdrawal is based upon material adverse information concerning the Company of which the Holders were not aware at the time of such request, in which case the Company will bear all Registration Expenses relating to such withdrawn offering), all Holders shall be deemed to have forfeited their right to one registration under Sections 2.1 or 2.3 hereof, as the case may be, unless the Initiating Holders with respect to a registration pursuant to Section 2.1 and Holders with respect to a registration pursuant to Section 2.3 pay for, or reimburse the Company for, the Registration Expenses incurred in connection with such withdrawn or incomplete registration. Unless otherwise stated herein, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will:

(a) Prepare and file with the SEC a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Ordinary Shares (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold. Notwithstanding the foregoing, the Company shall be entitled to suspend effectiveness of the registration statement for up to ninety (90) days if the Company shall furnish to the Holder a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would not be in the best interests of the Company and its shareholders for such registration statement to continue to be effective because the Company is engaged in any activity or transaction or preparations or negotiations for any activity or transaction (“Company Activity”) that the Company has a bona fide business purpose for preserving as confidential, and the Company determines in good faith that the public disclosure requirement imposed on the Company pursuant to such registration statement would require premature disclosure of the Company Activity; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(d) Furnish, at the request of any Holder requesting registration of Registrable Securities, (i) an opinion, dated the date of such request, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated the date of such date, from the independent accountants of the Company, in form and substance as is customarily given by independent accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(e) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therein or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(g) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.6 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, partners, counsel, underwriters, and each person controlling such Holder within the meaning of the Securities Act or the Exchange Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, partners, counsel, underwriters, and each person controlling such Holder, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case (i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or any officer, director, partner, counsel, underwriter thereof or such controlling person, and stated to be specifically for use therein or (ii) if the delivery of the final disclosure document, or any supplement or amendment thereto, to any party by the Holder would have cured such untrue statement, alleged untrue statement, omission or alleged omission, and the Holder failed to deliver such circular, amendment or supplement.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, severally and not jointly indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such registration statement, each of such other holder’s directors, officers, partners, each person controlling such holder within the meaning of the Securities Act, each person who controls the Company within the meaning of the Securities Act, and each other such Holder, each of its officers and directors and partners and each person controlling such Holder within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Holder, and will reimburse the Company, such other Holders and holders, such directors, officers, partners, underwriters or controlling persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but in the case of the Company, the other Holders and holders and their respective officers, directors, partners or controlling persons, only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, and stated to be specifically for use in such registration statement, prospectus, offering circular or other document. Notwithstanding the foregoing, the liability of each Holder under this subsection 2.6(b) shall be limited to an amount equal to the net proceeds resulting from the shares sold by such Holder, unless such liability arises out of or is based on the willful misconduct of such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in actual, direct conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. For the purposes of this Section 2.6(e), the failure of an underwriting agreement to provide indemnification to the Holder as provided in this Agreement shall not be deemed to be in conflict with the provisions of this Agreement and the indemnification provisions of this Section 2.6 shall remain in force.

(f) The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2.6, and otherwise.

2.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.

2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after completion of an initial registered public offering, the Company agrees to use reasonable best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations under this Agreement) by a Holder to a transferee or assignee of such securities that after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for share splits, share dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.11 below.

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Preferred Holders holding at least a majority of the then outstanding Registrable Securities, grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F 3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of the Registrable Securities.

2.11 “Market Stand off” Agreement.

(a) Each Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Public Offering or an subsequent firm commitment underwritten public offering (the “Lockup Start Date”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days in the case of the Initial Public Offering and not to exceed ninety (90) days in the case of any such subsequent offering) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the Lockup Start Date, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise (such period, the “Market Standoff Period”). The foregoing provisions of this Section 2.11 shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements, to the extent requested by the managing underwriter. If the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The underwriters in connection with the Company’s Initial Public Offering are intended third party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Public Offering that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders and other persons subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(b) Each Shareholder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.11):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF AN UNDERWRITTEN REGISTERED PUBLIC OFFERING BY THE ISSUER AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASERS OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.12 Termination of Registration Rights. The rights granted pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement shall terminate with respect to a particular Holder, whenever such Holder is eligible to sell all its shares of Registrable Securities under Rule 144 during any three (3) month period.

3. Covenants of the Company and Certain Shareholders.

3.1 Delivery of Financial Statements and Other Information. The Company shall deliver to each Preferred Holder:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a consolidated statement of cash flows for such year, such annual financial reports to be in reasonable detail, prepared in accordance with US GAAP or IAS with US GAAP adjustments (in each case consistently applied throughout the period), and audited and certified by a “Big Four” accounting firm and (ii) a management report that includes a comparison of financial results with the corresponding annual budget;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) an unaudited consolidated income statement and consolidated statement of cash flows for such fiscal quarter prepared in accordance with US GAAP or IAS with US GAAP adjustments (in each case consistently applied throughout the period except for year-end adjustments and except for the absence of notes) and an unaudited consolidated balance sheet as of the end of such fiscal quarter and (ii) a management report that includes a comparison of financial results with the corresponding quarterly budget;

(c) as soon as practicable, but in any event at least thirty (30) days prior to the beginning of each fiscal year, a budget for the upcoming fiscal year;

(d) copies of any reports filed by the Company with any relevant securities exchange, regulatory authority or governmental authority;

(e) such other financial and operating information that the Preferred Holders may reasonably request from time to time; and

(f) with respect to all information provided pursuant to subsections (a) and (b) of this Section 3.1, an instrument executed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that all information provided therein is true, correct and not misleading and, with respect to any financial statements, that such financial statements fairly present the financial condition of the Company as of the date specified and its results of operation for the period specified and do not included a misstatement of a material fact or omit a material fact necessary to make the statements therein, under the circumstances in which they were made, not misleading.

The Company shall permit each Preferred Holder, at such Preferred Holder’s expense, to visit and inspect any Group Company’s properties, to examine its books of account and records and to discuss any Group Company’s affairs, finances and accounts with its officers, directors, accountants, legal counsel and investment bankers, all as may be reasonably requested by the Preferred Holder and permitted under relevant PRC laws, governmental regulations and policies; provided that the Preferred Holder has given the Company prior written notice of the proposed inspection and any such inspection is accompanied by a Company representative; and provided, further, that each Preferred Holder shall utilize appropriate internal controls to ensure that any representative of such Preferred Holder that obtains proprietary information of the Company pursuant to this paragraph shall not disclose or discuss such information with such Preferred Holder’s employees engaged in business operations unrelated to the investment by such Preferred Holder in the Company.

3.2 Preemptive Rights. Subject to the terms and conditions specified in this Section 3.2, the Company hereby grants to each Preferred Holder, a right of first refusal with respect to future issuances by the Company of its Equity Securities. Each time the Company proposes to offer Equity Securities, the Company shall first make an offering of such Equity Securities to each Preferred Holder in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 5.7 (“Notice”) to each of the Preferred Holders stating (i) its bona fide intention to offer such Equity Securities, (ii) the number of such Equity Securities to be offered, (iii) the price and terms upon which it proposes to offer such Equity Securities and (iv) the proposed purchaser(s) of such Equity Securities. The Notice shall certify that the Company in good faith believes a binding agreement for the issuance is obtainable on the terms set forth in the Notice, and shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed issuance.

(b) By written notification received by the Company within fifteen (15) calendar days after the giving of Notice, each Preferred Holder may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Equity Securities that equals the proportion that the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Series A Preferred) held by such Preferred Holder as of the date immediately prior to the issuance of such Equity Securities (such date being the “Measuring Date”) bears to the total number of shares of Ordinary Shares outstanding as of the Measuring Date including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities. The Company shall promptly, in writing, inform each Preferred Holder that elects to purchase all the Equity Securities available to it (a “Fully-Exercising Investor”) of any other Preferred Holder’s failure to do likewise. During the ten (10) day period commencing after such information is given (the “Oversubscription Period”), each Fully-Exercising Investor may elect to purchase that portion of the Equity Securities for which Preferred Holders were entitled to subscribe, but which were not subscribed for by the Preferred Holders, that is equal to the proportion that the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) held by such Fully Exercising Investor as of the Measuring Date bears to the total number of shares of Ordinary Shares of the Company outstanding as of the Measuring Date including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities.

(c) The Company may, during the ninety (90) day period following the expiration of the Oversubscription Period, offer the remaining Equity Securities which Preferred Holders have not purchased pursuant to such rights to the proposed purchaser(s) specified in the Notice at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company has not issued and sold such Equity Securities within such ninety (90) day period, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Preferred Holders in accordance herewith.

(d) The right of first refusal in this Section 3.2 shall not be applicable to (i) the issuance or sale of up to 24,000,000 Ordinary Shares (or options therefor) (as adjusted for any share splits, share dividends and the like) to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board and in accordance with Section 10(A)(6)(d) of the Amended Memorandum; (ii) the issuance of securities pursuant to a bona fide public offering of Ordinary Shares, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, options, warrants or other rights, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of securities or otherwise, approved in accordance with Section 10(A)(6)(d) of the Company’s Amended and Restated Memorandum of Association (the “Amended Memorandum”), (v) Ordinary Shares issued pursuant to a share split, share dividend or similar reorganization and (vi) securities issued or issuable to financial institutions or lessors in connection with commercial credit arrangements or similar transactions. In addition to the foregoing, the right of first refusal in this Section 3.2 shall not be applicable with respect to any Preferred Holder in any offering of Equity Securities if (i) at the time of such offering, the Preferred Holder is not an “accredited investor,” as that term is then defined in Rule 501(a) of Regulation D under the Securities Act, and (ii) such offering of Equity Securities is otherwise being offered only to accredited investors.

3.3 Board Composition. Each Shareholder hereby agrees to vote, or cause to be voted, all shares of Equity Securities now owned or hereafter acquired by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times (and attend, in person or by proxy, all meetings of shareholder called for the purpose of electing directors), and agree to take all actions (including, but not limited, to the nomination of specified persons, the execution of written consents and the calling of a shareholder meeting for the purpose of electing such specified persons) to ensure that the size of the Board shall be set and remain at five (5) directors and to cause and maintain the election to the Board of the following persons:

(a) one (1) person designated by Alibaba, for so long as Alibaba holds at least 19,200,000 (subject to appropriate adjustments for share splits, share dividends, combinations or the like) Series A Preferred or Ordinary Shares into which Series A Preferred have been converted, as one of the Series A Directors pursuant to (and as defined in) the Amended Memorandum (the “Alibaba Director”), who initially shall be Zeng Ming;

(b) one (1) person designated by Photon Group Limited (“Photon”), for so long as Photon holds at least 30,720,000 (subject to appropriate adjustments for share splits, share dividends, combinations or the like) Series A Preferred or Ordinary Shares into which Series A Preferred have been converted, as one of the Series A Directors pursuant to (and as defined in) the Amended Memorandum (the “Photon Director,” and together with the Alibaba Director, the “Series A Directors”), who initially shall be Sam Qian; and

(c) three (3) directors designated by the holders of a majority of the then outstanding Ordinary Shares, voting as a single class, who shall initially be Charles Zhang, Carol Yu and the then Chief Executive Officer of the Company, who shall initially be Xiaochuan Wang.

3.4 Board Observer. For so long as China Web Search (HK) Limited (“China Web”) holds at least 9,600,000 (subject to appropriate adjustments for share splits, share dividends, combinations or the like) shares of Series A Preferred or Ordinary Shares into which shares of Series Preferred have been converted, the Company shall invite a representative (the “Observer”) of China Web to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give the Observer copies of all non-executive session notices, minutes, consents and other materials that it provides to its directors; provided, however, that the Observer shall agree to hold in confidence all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observer from any executive sessions or meetings of the Board or portion thereof if, on the written advice of outside counsel to the Company, the Company in good faith believes that access to such information or attendance at such executive session or meeting would adversely affect the attorney client privilege between the Company and its counsel and if China Web or its Observer is or is affiliated with a direct competitor of the Company; provided, that any such exclusion shall be to the minimum extent necessary to address such attorney client privilege.

3.5 Board Matters. Unless otherwise determined by the vote of a majority of the Directors (including at least one (1) Series A Director) then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse all non-employee members of the Board and any other board or comparable governing body of the Company and the Observer for all reasonable travel expenses incurred in connection with their service as members of any such governing body or as an Observer.

3.6 Approval by the Board of Directors. At any time when Series A Preferred are outstanding, the Company shall not and shall cause the other Group Companies not to, and each other party shall do all such things and take all such actions, including voting its equity securities in the Company as may be necessary to cause the Company and any of the other Group Companies not to, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Amended Memorandum or the Amended Articles) the written consent or affirmative vote of a majority of the Board:

(a) authorize any merger, consolidation of, or joint venture or other business combination with another entity by any Group Company;

(b) to make any loan or advance (other than trade credit given in the ordinary course of business) to, or guarantee any indebtedness of, any other corporation, partnership or other entities;

(c) to enter into or be a party to any transaction with any director, officer or employee of any Group Company or any “associate” (as defined in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended) of any such person except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board including the Alibaba Director;

(d) sell, transfer, license out, pledge or encumber technology or intellectual property of any Group Company, other than licenses granted in the ordinary course of business;

(e) create any liens over assets of any Group Company;

(f) purchase any real property by any Group Company;

(g) invest in or acquire another entity, or any assets, business, business organization or division of another entity in an amount in excess of US$1,000,000 (in a single transaction or a series of related transactions), or form any new subsidiary of any Group Company;

(h) commence, terminate or settle any litigation or arbitration in which the amount in dispute is or could reasonably be expected to exceed US$250,000;

(i) select the underwriters or listing exchange, or approve the valuation or any material terms and conditions for an initial public offering;

(j) select or change the external auditor, or make any material changes to the accounting policies or change the financial year of any Group Company; or

(k) agree or commit to any of the foregoing.

3.7 Series A Preferred Protective Provisions. At any time when Series A Preferred are outstanding, the Company shall not and shall cause the other Group Companies not to, and each other party shall do all such things and take all such actions, including voting its equity securities in the Company as may be necessary to cause the Company and any of the other Group Companies not to, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Amended Memorandum or the Amended Articles) the written consent or affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred (including, for so long as Alibaba holds at least thirty percent (30%) of the then outstanding Series A Preferred, the written consent or affirmative vote of Alibaba), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) effect any Liquidation Event, or consent to any Liquidation Event (as such term is defined in Section 10(A)(2) of the Amended Memorandum);

(b) amend, alter or repeal any provision of the Amended Memorandum or the Amended Articles of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred;

(c) create, or authorize the creation of, or issue or obligate itself to issue shares of (by reclassification or otherwise), any additional class or series of share capital unless the same have rights, powers, preferences or privileges junior to the Series A Preferred;

(d) increase or decrease the authorized number of shares of Ordinary Shares, Series A Preferred, or the authorized share capital of the Company, or increase or decrease the share capital of any other Group Company if the proportional record or beneficial ownership of such other Group Company would change as a result of such increase or decrease;

(e) (A) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Company that is junior to the Series A Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred in respect of any such right, preference or privilege;

(f) pay, set aside or declare a distribution or dividend with respect to any of the share or other equity interest in any Group Company;

(g) purchase or redeem (or payment into or setting aside for a sinking fund for such purpose) any shares of any Group Company other than repurchases of shares from former employees, officers, directors, consultants or other persons who performed services for the Company or any other Group Company in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(h) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or guaranty of indebtedness other than trade debt facilities;

(i) approve any stock option plan or other employee share incentive plan of any Group Company;

(j) amend or alter the business scope of any Group Company, or approve the entry into new lines of business or exit from any current lines of business by any Group Company; or

(k) change the capital structure of any Group Company if the proportional record or beneficial ownership of such other Group Company would change as a result of such change;

(l) alter or amend any term of any agreement between Sogou Information and any other Group Company or between any holder of equity securities of Sogou Information and any other Group Company, other than a renewal of any term of such agreement;

(m) any transfer or issuance of equity interests of Sogou Information other than to an individual that (i) owns at least one percent (1%) of the then outstanding voting securities of the Company (assuming for such purposes the conversion or exercise of convertible or exercisable securities, options, warrants or other similar rights held by such individual) and (ii) has been employed by one or more Group Companies for at least two (2) years as a manager of such Group Company(ies), or in any other position with responsibilities at a level higher than manager; or

(n) agree or commit to any of the foregoing.

3.8 Public Offering. The Company shall use its reasonable best efforts to complete a Qualified IPO within five (5) years from the closing of the sale and purchase of the Series A Preferred pursuant to the Purchase Agreement.

3.9 United States Tax Matters.

(a) The Company is currently classified as a corporation for U.S. federal income tax purposes, and shall take no action (including without limitation the filing of an IRS Form 8832) that would result in the classification of the Company as other than a corporation for U.S. federal income tax purposes.

(b) The Company shall use, and shall cause each of the other Group Companies to use, its commercially reasonable best efforts to avoid classification as a PFIC for any taxable period (or portion thereof) beginning on or after the date on which the Investors first acquire shares in the Company. Within forty-five (45) days from the end of each taxable year of the Company, the Company shall use its commercially reasonable best efforts to determine whether the Company or any of the other Group Companies was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If the Company determines that the Company or any of the other Group Companies was a PFIC in such taxable year (or if a government authority or any Investor informs the Company that it has so determined), it shall provide the following information to any Investor that has timely notified the Company that such Investor (or any person or entity holding a direct or indirect interest in such Investor) is a U.S. Person: (i) all information reasonably available to the Company as an Investor may reasonably request in writing to permit such Investor (or any U.S. Person holding a direct or indirect interest in such Investor) to accurately prepare its U.S. tax returns and comply with any other reporting requirements, if any, arising from such Investor’s investment in the Company and relating to the Company’s or any of the other Group Companies’ classification as a PFIC, and (ii) a completed “PFIC Annual Information Statement” in the form of Exhibit C attached hereto as required by Treasury Regulation Section 1.1295-1(g) within 90 days following the end of the Company’s taxable year.

(c) The Company shall use its commercially reasonable best efforts to comply, and cause each of the other Group Companies to comply, with all record-keeping, reporting, and other requirements that any Investor informs the Company are necessary to enable the Investor to comply with any applicable U.S. tax rules. The Company shall also use its commercially reasonable best efforts to provide an Investor with any information reasonably requested by such Investor to enable the Investor to comply with any applicable U.S. tax rules.

(d) The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this Section 3.10 shall be borne by the Company.

3.10 Compliance with Memorandum and Articles. Each party to this Agreement shall take all such actions and shall do all such things to comply with the Amended Memorandum and the Company’s Amended and Restated Articles of Association (the “Amended Articles”), including but not limited to Section 10 of the Amended Memorandum, and each holder of Equity Securities that is a party to this Agreement shall vote at any meeting of members, such number of Equity Securities (on an as-converted basis) as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Equity Securities (on an as-converted basis), to cause the Company to comply with the Amended Articles, including but not limited to Section 10 of the Amended Memorandum. In the event that the provisions of this Agreement conflict with any provision of the Amended Memorandum or Amended Articles, the provisions of this Agreement shall prevail as between the shareholders of the Company only, who hereby undertake to take such steps as may be necessary or desirable to amend the Amended Memorandum and Amended Articles to remove such conflict to the fullest extent permitted by applicable laws.

3.11 D&O Insurance. The Company shall, prior to the consummation of any Initial Public Offering or Qualified IPO, and thereafter shall maintain, directors’ and officers’ insurance on commercially reasonable and customary terms approved by the Board, including at least one (1) Series A Director, in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity. The Amended Memorandum and Amended Articles shall at all times provide that the Company shall indemnify the members of the Board to the maximum extent permitted by the law of the jurisdiction in which the Company is organized.

3.12 Confidentiality.

(a) Disclosure of Terms. Each Party agrees that such Party will keep confidential and will not disclose, divulge, or use for any purpose any confidential information obtained from any other Party or any of the representatives of such other Party pursuant to the terms of this Agreement, the Amended Articles, the Amended Memorandum and that certain Right of First Refusal & Co-Sale Agreement entered into by and among the Parties and any other parties thereto on the date hereof (collectively, the “Confidential Information”), except in accordance with the provisions set forth below.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company and each of the Shareholders may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 3.12, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the Company and the Shareholders. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 3.12(c) below.

(c) Legally Compelled Disclosure. Except as set forth in Section 3.12(b) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d) Other Exceptions. Notwithstanding any other provision of this Section 3.12, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

3.13 Termination of Certain Covenants. The covenants set forth in Sections 3.1 to 3.8 shall terminate and be of no further force or effect upon the consummation of a Qualified IPO or, following any Liquidation Event (as such term is defined in Section 10(A)(2) of the Amended Memorandum), the date on which all monies or other assets distributable to all holders of Series A Preferred Shares have been distributed in full in compliance with all provisions set forth in Section 10(A)(2) of the Amended Memorandum.

4. Drag-Along Right.

4.1 Drag-Along Right. In the event that:

(a) the holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred (the “Drag-along Series A Preferred Holders”), voting together as a separate class on an as-converted to Ordinary Shares basis, vote in favor of a Sale Transaction (as defined below); and

(b) the holders of more than fifty percent (50%) of the then outstanding shares of Ordinary Shares (the “Drag-along Ordinary Holders,” together with the Drag-along Series A Preferred Holders, the “Drag-along Holders”), voting together as a separate class, vote in favor of a Sale Transaction;

then each Shareholder hereby agrees with respect to all shares that it holds and any other shares over which it otherwise exercises dispositive power:

(i) (x) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of a Sale Transaction, to be present, in person or by proxy, as a holder of shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and; (y) to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of such Sale Transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale Transaction;

(ii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale Transaction;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale Transaction as shall reasonably be requested by the Company; and

(iv) not to deposit, and to cause its affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such Shareholder or affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such shares of capital stock, unless specifically requested to do so by the acquirer in connection with a Sale Transaction.

(c) Notwithstanding Sections 4.1(a) and (b) above, in the event that Alibaba does not vote in favor of any Sale Transaction, then Alibaba (i) shall have the right to purchase on a pro rata basis from the Drag-along Holders all (but not less than all) of the lesser of (1) the total number of Shares that the purchaser proposed to purchase in the Sale Transaction and (2) the total number of Shares then held by the Drag-along Holders, (ii) shall have the option, in its sole discretion, to purchase on a pro rata basis from the remaining Shareholders any additional Shares that the purchaser proposed to purchase in the Sale Transaction but that are not subject to subsection (c)(i) above; and (iii) shall have the right to purchase all or any portion of any remaining Shares, subject to the written agreement of each of the Shareholders thereof.

(d) “Sale Transaction” shall mean any transaction or series of transactions approved by the Board:

(i) in which any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity (each, a “Person”) or a group of related Persons, acquires shares representing fifty percent (50%) or more of the outstanding voting power of the Company or shares representing fifty percent (50%) or more of the outstanding voting power of the Group Companies, or

(ii) the sale, lease, transfer or other disposition of all or substantially all of the Group Companies’ assets.

5. Miscellaneous.

5.1 Jurisdiction. The registration provisions of this Agreement are drafted primarily in contemplation of an Initial Public Offering in the United States, which the parties recognize may or may not actually occur. The parties agree as follows:

(a) In the event the Company completes an Initial Public Offering in the United States in the form of American Depositary Receipts (representing American Depositary Shares), rather than Ordinary Shares, the term “Registrable Securities” and the provisions of this Agreement in respect of Registrable Securities shall apply mutatis mutandis to such American Depositary Receipts, with appropriate adjustments, if any, to give effect to the intention of the parties in such provisions; and

(b) In the event the Company does not complete an Initial Public Offering in the United States, but rather completes an initial public offering of Ordinary Shares, and the listing or admission for quotation of Ordinary Shares on a securities exchange or quotation system, in a jurisdiction outside the United States, the Company shall use its reasonable best efforts to seek such authorizations, approvals or qualifications, make such filings, effectuate such registrations, and take such other actions as may be reasonably required under the applicable securities laws and regulations of such jurisdiction and the applicable rules of such securities exchange or quotation system in order for the Holders to be able to freely sell, under such laws and regulations, all or part of their Registrable Securities from time to time. The foregoing obligations of the Company shall be subject to the terms and conditions of Section 2, applying mutatis mutandis, with appropriate adjustments, if any, to give effect to the intention of the parties in such provisions. The parties further agree that they will act and cooperate in good faith to give effect to the intention of the parties as provided in Section 2 hereof.

5.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3 Additional Ordinary Holders. In the event that after the date of this Agreement, the Company issues shares of Ordinary Shares, or options to purchase Ordinary Shares, to any employee, consultant, executive or any third party that will hold at least one percent (1%) of the issued and outstanding Ordinary Shares of the Company following such issuance, the Company shall, as a condition to such issuance, cause such employee, consultant, executive or applicable third party to execute a counterpart signature page hereto as an Ordinary Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an Ordinary Holder.

5.4 Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to principles of conflict of laws thereunder.

(b) Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses.

(c) In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal, which will have the jurisdiction to resolve all disputes forming part of the consolidation order, if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, (iii) when sent by facsimile at the number shown below the signature of each party on the signature page of this Agreement, upon receipt of confirmation of error-free transmission, or (iv) three (3) Business Days after deposit with an international reputable overnight delivery service, postage prepaid, sent to the address shown below the signature of each party on the signature page of this Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 5.7), with next- or second-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

5.8 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, holders of a majority of the Ordinary Shares voting as a single class, and holders of a majority of the Series A Preferred voting as a single class on an as-converted basis (including, for so long as it holds at least thirty percent (30%) of the then outstanding Series A Preferred, the written consent of Alibaba). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Shareholder, the Company, each future holder of all Ordinary Shares and Series A Preferred.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.10 Specific Performance. The parties hereto acknowledge that, in view of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

5.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

5.12 Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another party, to enforce rights and obligations pursuant hereto.

5.13 Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

SOGOU INC.

By:
Name: Carol Yu
Title: Co-President and Chief Financial Officer

Address:
c/o Sohu.com Inc.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District Beijing 100084
People’s Republic of China

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

ALIBABA INVESTMENT LIMITED

By:

Name:
Title:

Address:

CHINA WEB SEARCH (HK) LIMITED

By:

Name:
Title:

Address:

PHOTON GROUP LIMITED

By:

Name:
Title:

Address:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

ORDINARY HOLDERS:

SOHU.COM (SEARCH) LIMITED

By:
Name: Carol Yu
Title: Co-President and Chief Financial Officer

Address:
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084
People’s Republic of China

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

Schedule of Ordinary Holders

Ordinary Holder	Ordinary Shares

Sohu.com (Search) Limited	136,000,000

TOTAL	136,000,000

EXHIBIT B

Schedule of Investors

Investor	Series A Preferred

Alibaba Investment Limited	24,000,000

China Web Search (HK) Limited	14,400,000

Photon Group Limited	38,400,000

TOTAL	76,800,000

EXHIBIT C

PFIC ANNUAL INFORMATION STATEMENT

[Must be signed by an authorized representative of the Company]

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

(the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the PFIC Shareholder for the taxable year specified in paragraph (1) are:

Ordinary Earnings: US$

Net Capital Gain: US$

3.

The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the PFIC Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: US$

Fair Market Value of Property: US$

4.

The Company will permit the PFIC Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the PFIC Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable laws, regulations or policies of the PRC or the Cayman Islands.

By:
Title:
Date: